Exhibit 99.1
Corporate Relations One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397
FOR IMMEDIATE RELEASE	May 6, 2009

PG&E CORPORATION REPORTS FIRST QUARTER EARNINGS;
 REAFFIRMS GUIDANCE

▪	Net income after dividends on preferred stock reported under GAAP was $241 million, or $0.65 per share.

▪	On a non-GAAP basis, earnings from operations were $246 million, or $0.66 per share.

▪	Guidance for earnings from operations is reaffirmed for 2009, 2010 and 2011.

(San Francisco) – PG&E Corporation’s (NYSE: PCG) net income after dividends on preferred stock (also called “income available for common shareholders”) was $241 million, or $0.65 per share, in the first quarter ended March 31, 2009, as reported in accordance with generally accepted accounting principles (GAAP). In the same period last year, net income after dividends on preferred stock was $224 million, or $0.62 per share.   On a non-GAAP basis, PG&E Corporation’s earnings from operations were $246 million, or $0.66 per share, in the first quarter of 2009. In the same period last year, earnings from operations were $224 million, or $0.62 per share.
The quarter-over-quarter increase in earnings from operations primarily reflects higher authorized revenues associated with additional capital investments in Pacific Gas and Electric Company’s (Utility) core infrastructure and lower storm-related costs, partially offset by expenses due to a rise in uncollectible customer debt, severances associated with the consolidation of regional facilities, and several other miscellaneous items.

 “We continue to demonstrate solid earnings growth as we execute on our operational plans and move forward with important capital investments in PG&E’s system,” said Peter A. Darbee, Chairman, CEO and President of PG&E Corporation. “The company remains on track with its multi-year financial outlook, focusing on operational excellence, and delivering for our customers.”
Earnings Guidance
PG&E Corporation reaffirms its previous guidance for earnings from operations in the range of $3.15-$3.25 per share for 2009, $3.35-$3.50 per share for 2010, and $3.65-$3.85 per share for 2011.
Guidance is based on various assumptions, including that the Utility maintains a ratemaking capital structure of 52 percent equity and a weighted authorized return on equity of 11.45 percent, while growing its asset base, earning incentive revenues for energy efficiency achievements, and realizing cost-savings from operational changes and efficiencies in amounts consistent with ranges provided at the company’s February 2009 Investor Conference.
Guidance for 2009 excludes three anticipated items impacting comparability forecasted to total between $0.05 and $0.11 per share. The three items are: the projected costs of accelerating natural gas system integrity surveys and associated maintenance work; the recovery of approximately $47 million in costs incurred in connection with California Public Utilities Commission (CPUC)-mandated efforts to determine the market value of the Utility’s hydroelectric generation facilities in 2000 and 2001; and forecasted tax refunds expected to be approved later this year. When added to earnings per share (EPS) guidance on an earnings from operations basis, the net effect of these items impacting comparability results in 2009 GAAP EPS guidance of $3.20 to $3.36.

PG&E Corporation reports historical financial results and bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for net income after dividends on preferred stock presented in accordance with GAAP (see the accompanying financial tables for a reconciliation of results and guidance based on earnings from operations to results and guidance calculated in accordance with GAAP).

Supplemental Financial Information:

❑
In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss First Quarter Results:

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Today’s call at 11:30 a.m. Eastern time is open to the public on a listen-only basis via webcast. Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m. Eastern time, on May 13, 2009, by dialing 866-415-9493. International callers may dial 585-419-6446.

This press release and the tables contain forward-looking statements regarding management’s guidance for PG&E Corporation’s 2009, 2010 and 2011 earnings per share from operations that are based on current expectations and various assumptions that management believes are reasonable. These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•	the Utility’s ability to manage capital expenditures and its operating and maintenance expenses within authorized levels;

•	the outcome of pending and future regulatory proceedings and whether the Utility is able to timely recover its costs through rates;

•
the adequacy and price of electricity and natural gas supplies, and the ability of the Utility to manage and respond to the volatility of the electricity and natural gas markets, including the ability of the Utility and its counterparties to post or return collateral;

•
the effect of weather, storms, earthquakes, fires, floods, disease, other natural disasters, explosions, accidents, mechanical breakdowns, disruption of information technology or computer systems, acts of terrorism, and other events or hazards on the Utility’s facilities and operations, its customers, and third parties on which the Utility relies;

•	the potential impacts of climate change on the Utility’s electricity and natural gas businesses;

•
changes in customer demand for electricity and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, changes in technology, including the development of alternative energy sources, or other reasons;

•
operating performance of the Diablo Canyon Power Plant (“Diablo Canyon”), the availability of nuclear fuel, the occurrence of unplanned outages at Diablo Canyon, or the temporary or permanent cessation of operations at Diablo Canyon;

•
whether the Utility can maintain the cost savings that it has recognized from operating efficiencies that it has achieved and identify and successfully implement additional sustainable cost-saving measures;

•	whether the Utility incurs substantial expense to improve the safety and reliability of its electric and natural gas systems;

•	whether the Utility achieves CPUC energy efficiency targets and recognizes any incentives that the Utility may earn in a timely manner;

•	the impact of changes in federal or state laws, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•	the impact of changing wholesale electric or gas market rules, including new rules of the California Independent System Operator to restructure the California wholesale electricity market;

•	how the CPUC administers the conditions imposed on PG&E Corporation when it became the Utility’s holding company;

•	the extent to which PG&E Corporation or the Utility incurs costs and liabilities in connection with litigation that are not recoverable through rates, from insurance, or from other third parties;

•
the ability of PG&E Corporation, the Utility, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms, especially given the recent deteriorating conditions in the economy and financial markets;

•	the impact of environmental laws and regulations and the costs of compliance and remediation;

•	the effect of municipalization, direct access, community choice aggregation, or other forms of bypass;

•	the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations; and

•	the other factors and risks discussed in PG&E Corporation’s and the Utility’s 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Operating Revenues
Electric	$2,426	$2,514
Natural gas	1,005	1,219
Total operating revenues	3,431	3,733
Operating Expenses
Cost of electricity	883	1,027
Cost of natural gas	557	775
Operating and maintenance	1,059	1,036
Depreciation, amortization, and decommissioning	419	402
Total operating expenses	2,918	3,240
Operating Income	513	493
Interest income	9	26
Interest expense	(181)	(187)
Other income, net	18	5
Income Before Income Taxes	359	337
Income tax provision	115	110
Net Income	244	227
Preferred dividend requirement of subsidiary	3	3
Income Available for Common Shareholders	$241	$224

Weighted Average Common Shares Outstanding, Basic	364	355
Weighted Average Common Shares Outstanding, Diluted	366	356
Net Earnings Per Common Share, Basic	$0.65	$0.62
Net Earnings Per Common Share, Diluted	$0.65	$0.62
Dividends Declared Per Common Share	$0.42	$0.39

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (GAAP)
First Quarter, 2009 vs. 2008
(in millions, except per share amounts)

	Three months ended March 31,

	Earnings		Earnings per Common Share (Diluted)
	2009	2008	2009	2008

PG&E Corporation Earnings from Operations (1)	$246	$224	$0.66	$0.62
Items Impacting Comparability (2)
Accelerated work on gas system	(5)	-	(0.01)	-
PG&E Corporation Earnings on a GAAP basis	$241	$224	$0.65	$0.62

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.
Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.  For the three month period ended March 31, 2009, PG&E Corporation recognized $5 million, after-tax, for costs to perform accelerated system-wide gas integrity surveys and associated remedial work.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP
First Quarter, 2009 vs. 2008
(in millions)

	Three months ended March 31,

	Earnings
	2009	2008
Pacific Gas and Electric Company Earnings from Operations (1)	$241	$233
Items Impacting Comparability (2)
Accelerated work on gas system	(5)	-
Pacific Gas and Electric Company Earnings on a GAAP basis	$236	$233

1.	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

2.
Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.  For the three month period ended March 31, 2009, Pacific Gas and Electric Company recognized $5 million, after-tax, for costs to perform accelerated system-wide gas integrity surveys and associated remedial work.

PG&E Corporation Earnings per Common Share from Operations
First Quarter, 2009 vs. 2008
($/Share, Diluted)

Q1 2008 EPS from Operations (1)	$0.62

Increase in rate base revenues	0.07
Storm and outage expenses (2)	0.07

Uncollectible expense, net	(0.02)
Increase in shares outstanding	(0.02)
Nuclear refueling outage	(0.01)
Severance	(0.01)
Miscellaneous items	(0.04)
Q1 2009 EPS from Operations (1)	$0.66

1.
For a reconciliation of EPS from operations to EPS on a GAAP basis, see table titled Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP.

2.	Costs incurred due to storms and outages in 2008 with no similar costs in 2009.

PG&E Corporation EPS Guidance

2009 EPS Guidance	Low	High
EPS Guidance on an Earnings from Operations Basis	$3.15	$3.25

Estimated Items Impacting Comparability (1)
Tax refunds (2)	0.13	0.16
Recovery of hydro divestiture costs (3)	0.07	0.07
Accelerated work on gas system (4)	(0.15)	(0.12)

Estimated EPS on a GAAP Basis	$3.20	$3.36

2010 EPS Guidance	Low	High
EPS Guidance on an Earnings from Operations Basis	$3.35	$3.50

Estimated Items Impacting Comparability	-	-

Estimated EPS on a GAAP Basis	$3.35	$3.50

2011 EPS Guidance	Low	High
EPS Guidance on an Earnings from Operations Basis	$3.65	$3.85

Estimated Items Impacting Comparability	-	-

Estimated EPS on a GAAP Basis	$3.65	$3.85

1.	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.
2.	Tentative agreement to resolve federal tax refund claims related to tax years 1998 and 1999.
3.	On April 16, 2009, the CPUC authorized recovery of costs incurred in connection with efforts to determine the market value of hydroelectric generation facilities. Amount will be recorded in 2Q 2009.
4.	Forecast costs to perform accelerated system-wide gas integrity surveys and associated remedial work.

Management's guidance for PG&E Corporation’s 2009, 2010, and 2011 EPS from operations constitute forward-looking statements that are based on current expectations and various assumptions which management believes are reasonable.  These statements and assumptions are necessarily subject to various risk and uncertainties, the realization or resolution of which may be outside of management’s control.  Actual results may differ materially.  For a discussion of the factors that could cause actual results to differ materially see the factors listed in the attached press release and the discussion of risk factors in PG&E Corporation and Pacific Gas and Electric Company’s 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.